Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in Medivation, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, CA

March 12, 2013